Exhibit 99.1

DINEEQUITY, INC. APPOINTS LILIAN TOMOVICH TO BOARD OF DIRECTORS

GLENDALE, Calif., Jan11, 2017 – DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced the appointment of Lilian Tomovich to the company’s board of directors, effective immediately. With the appointment of Tomovich, the board of directors increases its size from 10 to 11 directors. Tomovich is an independent director who will serve as a Class III director with a term expiring at the corporation’s 2018 annual meeting of stockholders.

“We are thrilled to welcome Lilian Tomovich to DineEquity’s board of directors,” said chairman and chief executive officer Julia Stewart. “She brings phenomenal energy, experience and skills in digital marketing, loyalty strategy and guest relationship management. Guests are at the heart of our business, and Lilli’s perspective will be invaluable as we find new ways to engage them one-to-one across new and existing channels, deepen guest relationships, and continuously evolve and improve the guest experience.”

An acclaimed 20-year marketing veteran, Lilian Tomovich serves as chief experience officer and chief marketing officer of MGM Resorts International. Widely known for her ability to build high-profile global brands in Canada and the United States, she oversees the company’s guest interactions across its marketing channels with the goal of improving the guest experience companywide. Tomovich is responsible for all of the company’s marketing functions, including: brand management, advertising, e-commerce, loyalty marketing, guest strategy, consumer insights and research, partnership and event marketing, social and digital media, and public relations. Prior to joining MGM Resorts, Tomovich worked for MasterCard Worldwide, where she held a variety of positions. Most recently, she served as senior vice president of consumer marketing for the United States market.

Tomovich earned her bachelor’s degree from Brock University in Ontario, Canada, and her Master of Business Administration from Wayne State University in Detroit.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. (NYSE: DIN), through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill + Bar and IHOP brands. With more than 3,700 restaurants combined in 18 countries and U.S. territories and over 400 franchisees, DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the company’s website www.dineequity.com.

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DineEquity, Inc.

Contacts

Investor Contact

DineEquity, Inc.

Ken Diptee

Executive Director, Investor Relations

818-637-3629

Media Contact

DineEquity, Inc.

Patrick Lenow

Vice President, Communications

818-637-3122